PORTFOLIO ALLOCATION MANAGEMENT AGREEMENT

THE DREYFUS CORPORATION

200 Park Avenue

New York, New York 10166

December 11, 2008

EACM Advisors LLC

200 Connecticut Avenue

Sixth Floor

Norwalk, Connecticut 06854-1940

Ladies and Gentlemen:

As you are aware, Strategic Funds, Inc. (the “Company”) desires to employ the capital of one of its series, Dreyfus Select Managers Small Cap Value Fund (the “Fund”), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in the Fund’s Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Company’s Board. The Company employs The Dreyfus Corporation (the “Adviser”) to act as the Fund’s investment adviser pursuant to a written agreement (the “Management Agreement”), a copy of which has been furnished to you, and has authorized the Adviser to engage one or more sub-investment advisers to provide day-to-day management of the Fund’s investments. The Adviser desires to retain you, and you hereby agree to accept such retention, to act as the Fund’s portfolio allocation manager.

In connection with your serving as portfolio allocation manager of the Fund, it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees of both you and the Company. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Company’s behalf in any such respect.

Subject to the supervision and approval of the Adviser and the Company’s Board, you will provide investment management evaluation services for the Fund. In connection therewith, you (i) will perform initial due diligence on prospective sub-investment advisers to the Fund, (ii) will recommend sub-investment advisers for the Fund and the portion of the Fund’s assets to be managed by each sub-investment adviser, (iii) will monitor and evaluate the performance of any sub-investment adviser selected to manage the Fund’s assets, and (iv) will advise and recommend to the Adviser and the Company’s Board whether a sub-investment adviser to the Fund should be terminated. The allocation of the assets of the Fund among the sub-investment advisers selected to manage the Fund’s assets will be determined by you, subject to the review of the Adviser and the Company’s Board, in the best interests of the Fund and its shareholders. You may adjust each allocation by up to 20% (or such other percentage as, from time to time, the Company’s Board shall determine), without the approval of the Company’s Board. The Adviser shall furnish you with copies of the Fund’s Prospectuses, Statements of Additional Information and shareholder reports.

You will furnish to the Adviser or the Company such information regarding the results of your initial due diligence on prospective sub-investment advisers and your monitoring and evaluation of the performance of the sub-investment advisers selected to manage the Fund’s assets as the Adviser or the Company may reasonably request. The Company and the Adviser wish to be informed of important developments materially affecting any sub-investment adviser selected to manage the Fund’s assets and shall expect you, on your own initiative, to furnish to the Company or the Adviser from time to time such information as you may believe appropriate for this purpose.

You will furnish the Company’s Board and the Adviser with written reports regarding the results of your evaluation and monitoring of sub-investment advisers, as well as such other periodic and special reports as the Company’s Board or the Adviser reasonably may request. You shall maintain books and records with respect to your services hereunder in accordance with good practice, and applicable federal and state securities laws. You agree to provide to the Company or the Adviser such information and access to appropriate records as may be reasonably required to verify your compliance with the provisions of this Agreement.

You shall exercise your best judgment in rendering the services to be provided hereunder, and the Adviser agrees as an inducement to your undertaking the same that you shall not be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser, provided that nothing herein shall be deemed to protect or purport to protect you against any liability to the Adviser, the Company, the Fund or the Fund’s security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder. The Company is expressly made a third party beneficiary of this Agreement with rights as respect to the Fund to the same extent as if it had been a party hereto.

In consideration of services rendered pursuant to this Agreement, the Adviser will pay you on the first business day of each month, out of the management fee it receives and only to the extent thereof, a fee at the annual rate set forth on Schedule 1 hereto. Net asset value shall be computed on such days and at such time or times as described in the Fund’s then-current Prospectus and Statement of Additional Information. The fee for the period from the date of the commencement of the public sale of the Fund’s shares to the end of the month during which such sale shall have been commenced shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable within 10 business days of the date of termination of this Agreement. For the purpose of determining fees payable to you, the value of the Fund’s net assets shall be computed in the manner specified in the Company’s charter documents for the computation of the value of the Fund’s net assets.

You will bear all expenses in connection with the performance of your services under this Agreement. All other expenses to be incurred in the operation of the Fund (other than those borne by the Adviser or a sub-investment adviser to the Fund) will be borne by the Fund, except to the extent specifically assumed by you. The expenses to be borne by the Fund include, without limitation, the following: taxes, interest, loan commitment fees, interest and distributions paid on securities sold short, brokerage fees and commissions, if any, fees of Board members who are not the Adviser’s or your officers, directors or employees or holders of 5% or more of the outstanding voting securities of you or the Adviser or any affiliate of you or the Adviser, Securities and Exchange Commission fees, state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining the Fund’s existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing stockholders, costs of stockholders’ reports and meetings, and any extraordinary expenses.

The Adviser understands that in entering into this Agreement you have relied upon the inducements made by the Company to you under the Management Agreement. The Adviser also understands that you now act, and that from time to time hereafter you may act, as portfolio allocation manager to one or more investment companies and fiduciary or other managed accounts, and the Adviser has no objection to your so acting. In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company, the Fund or the Adviser in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement. Any person, even though also your officer, director, manager, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Company, shall be deemed, when rendering services to the Company or acting on any business of the Company, to be rendering such services to or acting solely for the Company and not as your officer, director, manager, partner, employee, or agent or one under your control or direction even though paid by you.

This Agreement shall continue until the “Reapproval Date” set forth on Schedule 1 hereto, and thereafter shall continue automatically for successive annual periods ending on the “Reapproval Day” of each year set forth on Schedule 1 hereto, provided such continuance is specifically approved at least annually by the Company’s Board, including by a majority of the Company’s Board members who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended) of the Company or any party to this Agreement. This Agreement is terminable without penalty (i) by the Adviser on not more than 60 days’ notice to you, (ii) by the Company’s Board on not more than 60 days’ notice to you, or (iii) by you on not less than 90 days’ notice to the Company and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in said Act). In addition, notwithstanding anything herein to the contrary, if the Management Agreement terminates for any reason, this Agreement shall terminate effective upon the date the Management Agreement terminates.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, providedthat nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended. This Agreement may be executed in several counterparts, including via facsimile, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Unless otherwise provided herein or agreed to in writing by the parties, all notices, instructions or advice permitted or required under this Agreement shall be deemed to have been properly given if sent by regular first-class mail, registered mail, private courier or facsimile and addressed to (or delivered to) the respective party at the address set forth above or at such other address or addresses as shall be specified, in each case, in a notice similarly given. Each party may rely upon any notice from the other party or other communication reasonably believed by the receiving party to be genuine.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

THE DREYFUS CORPORATION

By:

Accepted:

EACM ADVISORS LLC

By:

SCHEDULE 1

Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day

0.10%	November 30, 2010	November 30th